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                                                                    Exhibit 4.15

                               SECOND AMENDMENT TO
                           COOPER CAMERON CORPORATION
                  SUPPLEMENTAL EXCESS CONTRIBUTION BENEFIT PLAN

     WHEREAS, COOPER CAMERON CORPORATION (the "Company") has heretofore adopted the COOPER CAMERON CORPORATION SUPPLEMENTAL EXCESS DEFINED CONTRIBUTION PLAN (the "Plan") for the benefit of the eligible employees of the Employer (as defined in the Plan); and

     WHEREAS, the Company desires to amend the Plan;

     NOW, THEREFORE, in consideration of the premises, the Plan shall be and is hereby amended as follows, effective as of July 1, 1998:

     1. The first sentence of Section 5.2 of the Plan shall be deleted and the following shall be substituted therefor:

     "The benefits payable under the Plan from a Participant's Supplemental Matching, Supplemental Basic and Supplemental Post-Tax Accounts shall be paid to the Participant, or in the event of his death to his Beneficiary, in one lump sum payment; provided, however, the 'Committee' (as defined below) may, in its sole discretion, direct that such benefits be paid to or on behalf of a Participant to the same recipient(s) in the same manner and form as, and coincident with, the payment of the benefits of such Participant under the Cooper Cameron Savings Plan. For this purpose, the 'Committee' shall mean (i) for the period preceding a 'Change of Control' (as defined below), the Compensation Committee of the Board, (ii) for the two-year period following a 'Change of Control,' the individuals who comprised the Compensation Committee of the Board immediately prior to the 'Change of Control,' acting in their individual capacities, and (iii) thereafter, the Committee appointed by the Company. For this purpose, a 'Change of Control' shall be with respect to the Company and shall have the same meaning as such term has in the Cooper Cameron Corporation Long-Term Incentive Plan."

     2. Section 10.4 of the Plan shall be deleted and the following shall be substituted therefor:

          "10.4 Funding. The Plan is intended to constitute an unfunded plan. The obligation of an Employer under the Plan to provide a Participant or Beneficiary with a benefit constitutes the unsecured promise of such Employer to make payments as provided herein, and no person shall have an interest in, or a lien or prior claim upon, any property of the Employer. The Employer shall establish an irrevocable grantor trust ('Trust') with an independent commercial trustee ('Trustee') to provide for the payments of the Employer's obligations hereunder. Prior to a Change of Control, the funding of the Trust shall be in the sole discretion of the Employer. Upon a Change of Control, and prior to or as of

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     the effective date thereof, the Employer shall fund the Trust in an amount sufficient to cover all benefit obligations under the Plan as of such date. Plan benefits may be paid out of the Employer's general assets or out of the Trust. To the extent the Employer transfers assets to the Trust, the Trustee shall pay Plan benefits to Participants and Beneficiaries out of the Trust in accordance with the terms of the Trust. The Employer shall remain the owner of all assets in the Trust, and the assets shall be subject to the claims of an Employer's creditors if such Employer ever becomes insolvent. For purposes hereof, an Employer shall be considered 'insolvent' if (i) such Employer is unable to pay its debts as they become due or (ii) such Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code (or any successor federal statute). The Employer shall have the duty to inform the Trustee in writing if an Employer becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the party's duty to give notice. When so informed, the Trustee shall suspend payments to the Participants and Beneficiaries and hold the assets for the benefit of such Employer's general creditors. If the Trustee receives a written allegation that an Employer is insolvent, the Trustee shall suspend payments to the Participants and Beneficiaries and hold the Trust for the benefit of such Employer's general creditors and shall determine within the period specified in the Trust whether such Employer is insolvent. If the Trustee determines that such Employer is not insolvent, the Trustee shall resume payments to the Participants and Beneficiaries. No Participant or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust."

     3. As amended hereby, the Plan is specifically ratified and reaffirmed.

     EXECUTED at Houston, Texas, this 3rd day of September, 1998.

                                                 COOPER CAMERON CORPORATION


                                                 By: /s/ Franklin Myers
                                                     ---------------------------
                                                       Name:  Franklin Myers
                                                       Title: Sr. V.P.

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